EXHIBIT 10.3
- - ------------

                                            February 27, 1987



Mr. Gregory A. Tymm
Storage Technology Corporation
Louisville, Colorado  80028

Dear Greg:
         The purpose of this letter is to set forth the compensation arrangement that will govern your employment with Storage Technology Corporation (the "Company") until that employment terminates or until your compensation arrangement changes. This letter (the "Letter") is not intended to change in any way your employment relationship with the Company, which has been and will continue to be "at will" under a general hiring for an indefinite term, terminable at any time by either the Company or you with or without cause, under an oral employment arrangement. Set forth below are the principal elements of your compensation:
         1. Base Compensation. For your services, the Company will pay you a base salary, at an annual rate, effective January 1, 1987, of $120,000 per year. Such salary shall be payable in installments in accordance with the regular payroll policies of the Company in effect from time to time during your employment by the Company. The amount of your base salary may be adjusted from time to time during your employment.
         2.   Bonuses.
              (a) MBO Bonus Program. The Company currently maintains a Management By Objective Bonus Program (the "MBO Program"). During 1987, you shall be eligible for such bonuses in accordance with the MBO Program as may be established from time to time by the Company's Board of Directors (the "Board"). Any such payments under the MBO Program shall be made in accordance with the provisions, and under the conditions contained in, the MBO Program and the terms of any bonus award authorized for you by the Board. For 1987, the Board has established an On Plan Bonus potential for you of 30% of your base salary.
              (b) Reorganization Bonus. Effective on the date a Plan of Reorganization is confirmed under Chapter 11 of the Bankruptcy Code ("Reorganization Date"), you shall be paid a cash bonus in the amount of $45,000.
         3.   Stock Options.
              (a) Previously Granted Option. Pursuant to that certain letter from the Company to you dated May 15, 1985 (the "Prior Letter"), you were granted certain options (the "Prior Options") to acquire voting shares of common stock of the Company ("Common Stock"). A portion of the Prior Options is to become effective as of the Reorganization Date (the "First Reorganization Option"). The grant of the Prior Option in accordance with the Prior Letter shall continue in full force and effect in accordance with the provisions of such grant, except as modified herein.
              (b) Reorganization Option. On the Reorganization Date, if the Company is successfully reorganized and a Plan of Reorganization is confirmed, the Company will grant you an additional option (the "Second Reorganization Option") for the purchase of 30,000 shares of Common Stock.
              (c)  Exercise Price - Vesting.   The exercise price
for both the First Reorganization Option and the Second Reorganization Option (collectively, the "Reorganization Options") shall be equal to the lowest final closing price of the Common Stock on the New York Stock Exchange during the period commencing on the Reorganization Date and ending 60 calendar days thereafter. For purposes of this Letter, if the Common Stock is not then listed on the New York Stock Exchange, the applicable closing price shall be the closing price on any other national securities exchange on which the Common Stock is listed or, if not so listed, the closing price as reported by NASDAQ in the National Market System. The Second Reorganization Option shall be exercisable as follows: one-third of the number of shares covered by such Option shall be exercisable one year from the Reorganization Date, one-third shall be exercisable two years from the Reorganization Date, and the remaining one-third shall be exercisable three years from the Reorganization Date. Shares as to which the right of exercise have vested are hereinafter referred to as "Vested Shares".
         4.   Termination of Employment.
              (a) Termination Without Cause. If the Company elects to terminate your employment without "cause" (as that term is defined in subparagraph 4(c)), or if you should die, without cause existing at such time, you shall be entitled to receive, as a severance payment, a payment equal to the sum of your then current rate of annual base compensation for one full calendar year and 100% of your bonus amount under the MBO Program for the year
of termination.   Such amount shall be paid to you in a cash lump
sum within thirty days after your termination of employment pursuant to this subparagraph 4(a).
              (b) Termination in the Event of Sale, Merger or Change of Control. If, during your employment, the Company is sold, or merged with or into another company (in a transaction in which the Company is not the surviving entity), or all or substantially all of the assets of the Company are sold, or more than 25% of the outstanding voting capital stock of the Company is acquired by another person or persons (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) acting as a group, excepting stock issued to creditors of the Company under a Plan of Reorganization, you shall have the right to terminate your employment by written notice to the Company, given within six months after the date of any such event, and upon such termination the Company will pay you an amount equal to the sum of your then current rate of annual base compensation for one full calendar year and 100% of your then current bonus amount pursuant to the MBO Program. The amount payable pursuant to this subparagraph shall be paid in a cash lump sum within 30 days after your termination of employment or, at your option, over such period of time as you shall determine.
              (c) Termination for Cause. If the Company elects to terminate your employment for cause (as that term is defined below), your employment will terminate on the date fixed for termination by the Company, and thereafter the Company will not be obligated to pay you any additional compensation, whether in the way of base compensation, bonus or otherwise, other than the compensation due and owing through the date of termination. "Cause," for purposes of this Agreement, shall mean any of the following: (i) willful breach by you of any provision of this Agreement; (ii) gross negligence or dishonesty in the performance of your duties hereunder; (iii) engaging in conduct or activities or holding any position that materially conflicts with the interest of, or materially interferes with your duties owed to, the Company;
(iv) engaging in conduct which is materially detrimental to the business of the Company; or (v) any intentional violation of Company policies applicable to employees of your position with the Company.
                             Very truly yours,

                             STORAGE TECHNOLOGY CORPORATION


                             By:  /s/ Ryal R. Poppa
                                  ------------------------------
                                  Ryal R. Poppa, Chairman and
                                  Chief Executive Officer

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